Exhibit (h)(2)

                       WAIVER AND REIMBURSEMENT AGREEMENT

     Agreement ("Agreement") dated as of the 28th day of September, 2000 by and between The Community Reinvestment Act Qualified Investment Fund, a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended (the "Trust"), and CRAFund Advisors, Inc., a Delaware corporation (the "Adviser").

                                   BACKGROUND

     The Adviser serves as investment adviser to the Trust's existing investment portfolio (the "Fund") pursuant to an Investment Management Agreement between the Adviser and the Trust dated as of June 1, 1999.

     The parties to this Agreement wish to provide for an undertaking by the Adviser to limit investment advisory or other fees and/or reimburse expenses of the Fund in order to improve the performance of the Fund.

                                    AGREEMENT

     THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

     The Adviser shall, from the date of this Agreement until May 31, 2003, waive all or a portion of its investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratio of the Fund shall not exceed 1.00%.

     The Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

     This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

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                                                                  Exhibit (h)(2)

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMUNITY REINVESTMENT ACT                    CRAFUND ADVISORS, INC.
QUALIFIED INVESTMENT FUND


By: /s/ David A/ Zwick                            By: /s/ Todd J. Cohen
    --------------------                              --------------------
Name: David A. Zwick                              Name: Todd J. Cohen
Title: President                                  Title: President

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